Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2007, relating to the balance sheet of Care Investment Trust Inc. as of March 26, 2007, appearing in the Registration Statement of Care Investment Trust Inc. on Form S-11, as amended (File No. 333-141634), originally filed on March 29, 2007.

/s/ Deloitte & Touche LLP

New York, New York

August 13, 2007